ARTICLES OF MERGER
                                       OF
                            NOVINT TECHNOLOGIES, INC.
                                       AND
                      NOVINT TECHNOLOGIES (DELAWARE), INC.

      NOVINT TECHNOLOGIES (DELAWARE), INC., a Delaware corporation ("Successor") and NOVINT TECHNOLOGIES, INC., a New Mexico corporation ("Merged Company") adopt the following Articles of Merger under the New Mexico Business Corporation Act:

      1. The Shareholders of each Corporation approved the attached Agreement of Merger.

      2. Each Corporation has two authorized classes of shares. The number of outstanding shares of each Corporation and the number of shares voted for or against the Plan of Merger are:

CORPORATION            SHARES OUTSTANDING              FOR             AGAINST
-----------            ------------------              ---             -------
Successor              Common:       1,000            1,000               0
                       Preferred:        0                0               0
Merged Company         Common:      86,244           86,244               0
                       Preferred:    4,000            4,000               0

3. Novint Technologies (Delaware), Inc., the surviving corporation agrees that:

      The surviving corporation may be served with process in the state of New Mexico at 6300 Riverside Plaza Lane, NW, Suite 225, Albuquerque, New Mexico 87120 in any proceeding for the enforcement of an obligation of a New Mexico constituent corporation and in any proceeding for the enforcement of the rights of a dissenting shareholder of a New Mexico corporation against it. It will promptly pay to the dissenting shareholders of any New Mexico corporation the amount to which they are entitled under the provisions of the Business Corporation Act with respect to the rights of dissenting shareholders.

      The secretary of state is irrevocably appointed as its agent to accept service of process in any such proceeding.

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Date:  ___________________

                                        Novint Technologies, Inc.

                                        Name of corporation


                                        By: /s/ Thomas G. Anderson
                                           -------------------------------------
                                        Name:  Thomas G. Anderson
                                        Title: Chairman

                                        Novint Technologies, (Delaware) Inc.

                                        Name of corporation


                                        By: /s/ Thomas G. Anderson
                                           -------------------------------------
                                        Name:  Thomas G. Anderson
                                        Title: Chairman